Exhibit 10.35

NEWMONT

EMPLOYEE PERFORMANCE INCENTIVE COMPENSATION

PAYROLL PRACTICE

(Effective and restated January 1, 2007)

i

NEWMONT

EMPLOYEE PERFORMANCE INCENTIVE COMPENSATION

PAYROLL PRACTICE

(Effective as of January 1, 2007)

PURPOSE

The purpose of the payroll practice is to provide to Employees of Newmont Mining and its Affiliated Entities that participate in this payroll practice a more direct interest in the success of the operations of Newmont Mining. Employees of Newmont Mining and participating Affiliated Entities will be rewarded in accordance with the terms and conditions described below.

SECTION I-DEFINITIONS

The capitalized terms used in this payroll practice shall have the same meaning as the capitalized terms in the Annual Incentive Compensation Payroll Practice, unless otherwise stated herein. In addition, the terms set forth in this Section shall have the meaning set forth below.

1.1 “Common Stock” means the $1.60 par value common stock of Newmont Mining Corporation.

1.2 “EPI Bonus” means the bonus payable to an eligible Employee in the form of Restricted Stock or Restricted Stock Units under this payroll practice with respect to a Performance Period (or portion thereof as provided in Section 3.2), which shall be determined by multiplying the eligible Employee’s Bonus Eligible Earnings by the product of (a) the Targeted Payout Percentage as set forth in Schedule A for the eligible Employee’s grade for the Performance Period (or portion thereof) times (b) the Aggregate Payout Percentage calculated in accordance with Section 3.4 of the Annual Incentive Compensation Payroll Practice. Beginning in 2006, the EPI bonus will begin a three-year look back weighted calculation that will be phased in over a period of two years. In 2007, EPI bonus will be calculated using 40% weighting of 2006 results and 60% weighting of 2007 results. In 2008, the three-year weighted EPI bonus calculation will go into effect, and will remain going forward. The three-year weighted EPI bonus calculation is comprised of 20% weighting for the first year (two years ago), 30% weighting for the second year (one year ago), and 50% weighting for the third year (the current year). In addition, the EPI Bonus may be increased based upon the Total Shareholder Return Modifier, as defined and explained in this document. Restricted Stock or Restricted Stock Units awarded as an EPI Bonus shall have terms and conditions, and shall be subject to such restrictions as defined by the Compensation Committee.

1.3 “Fair Market Value” means, with respect to a share of Common Stock as of a given date, the fair market value calculated in accordance with the Newmont Mining stock plan from which such shares are to be issued.

1.4 “Performance Period” means the calendar year over which the Aggregate Performance Percentage shall be calculated for purposes of determining the amount of an EPI Bonus. The Performance Period shall be the calendar year.

1.5 “Total Shareholder Return Modifier” means Newmont’s leverage to gold price as a multiple of total annual return to gold price appreciation. Payout percentage will be in accordance to Schedule B

1.6 “Restricted Stock Units” means the right to receive Common Stock under terms and conditions defined in a Restricted Stock Unit Agreement, as defined by the Compensation Committee.

1.7 “Targeted Payout Percentage” means the percentage of an eligible Employee’s Bonus Eligible Earnings taken into account when calculating the EPI Bonus with respect to a Performance Period, as specified in Schedule A. If the Pay Grade of an eligible Employee changes during a Performance Period, the Targeted Payout Percentage applicable to such eligible Employee shall be prorated based upon the number of days spent in each Pay Grade during the Performance Period.

1.8 “Terminated Eligible Employee” has the same meaning as stated in the Annual Incentive Compensation Payroll Practice except that a Terminated Eligible Employee for purposes of this practice shall not include employees severed under any severance plan of Newmont Mining or any Affiliated Entity.

SECTION II-ELIGIBILITY

All Employees of Newmont Mining and/or a Participating Employer in an executive grade level, except the Chief Executive Officer, are eligible to receive an EPI Bonus under this payroll practice, provided (i) they are on the payroll of Newmont Mining and/or a Participating Employer as of the last day of the relevant Performance Period, and at the time the award is granted, or (ii) they are a Terminated Eligible Employee with respect to such calendar year. Employees who are on short-term disability under the Short-Term Disability Plan of Newmont or a successor plan or not working because of a work-related injury as of the last day of the Performance Period shall be eligible to receive a bonus under clause (i). Notwithstanding the foregoing provisions of this Section II, the Compensation Committee or the Vice President of Human Resources of Newmont Mining (or his or her delegate) may, prior to the end of any Performance Period, exclude from or include in eligibility for participation under this payroll practice with respect to such Performance Period any Employee or Employees.

SECTION III-EPI BONUS

3.1 Determination of EPI Bonus—In General. The EPI Bonus shall be calculated as soon as reasonably practicable after the Compensation Committee determines the Aggregate Payout Percentage, including the eligibility for Total Shareholder Return Modifier award. Following such determination, payment of the EPI Bonus shall be made to the eligible Employees (other than Terminated Eligible Employees) in accordance with the provisions of this Section III as soon as reasonably practicable.

3.2 Determination of EPI Bonus and Payment of EPI Bonus to Terminated Eligible Employees. Terminated Eligible Employees shall be entitled to receive an EPI Bonus based upon their Bonus Eligible Earnings for the Performance Period during which their employment with Newmont Mining and/or a Participating Employer terminates, calculated by using the Targeted Payout Percentage for the Performance Period applicable to the Performance Period during which the eligible Employee terminated employment. Payment shall be made to a Terminated Eligible Employee with respect to a Performance Period in accordance with Section 3.3 as soon as practicable following the date of termination from employment with Newmont Mining and/or a Participating Employer.

3.3 Form of Payment. The amount of EPI Bonuses payable under this Program shall be paid in shares of Common Stock or Restricted Stock Units (payable in whole shares only), which shall be subject to the restrictions set forth in Section 3.5 below. The number of shares of Common Stock or Restricted Stock Units to be issued in payment of an EPI Bonus shall be determined based upon the Fair Market Value of the Common Stock on the date that the Compensation Committee meets and certifies the satisfaction of the material terms of this payroll practice with respect to the payment of the EPI Bonus in accordance with the provisions of Section 3.1. Notwithstanding the foregoing, (i) the Compensation Committee or the Vice President of Human Resources of Newmont Mining or his or her delegate may, in its sole discretion, cause all or any portion of any EPI Bonus otherwise payable in shares of Common Stock to be paid in cash, and (ii) if an eligible Employee terminates employment before payment of an EPI Bonus and if all of the eligible Employee’s shares of Common Stock or Restricted Stock Units granted pursuant to this Program are non-forfeitable, in accordance with the provisions of Section 3.5, the eligible Employee’s EPI Bonus may be paid in cash if approved by the Vice President of Human Resources of Newmont Mining (or his or her delegate). Payment under this payroll practice will be made no later than the 15th day of the third month following the calendar year in which an Employee’s right to payment is no longer subject to a substantial risk of forfeiture.

3.4 Withholding Taxes. All bonuses payable hereunder shall be subject to the withholding of such amounts as Newmont Mining may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation. The Compensation Committee may, in its sole discretion, permit any eligible Employee to satisfy the minimum withholding applicable to the portion of the EPI Bonus payable in shares of Common Stock by causing Newmont Mining to withhold the appropriate number of shares of Common Stock from the EPI Bonus otherwise payable and to make the requisite withholding payments on behalf of the eligible Employee.

3.5 Restrictions on Common Stock or Restricted Stock Units.

(a) Shares of Common Stock issued as payment of the EPI Bonus hereunder shall be restricted. Shares of Common Stock as issued as an EPI Bonus will have a three year vesting period, with one-third of the stock vesting each year on the anniversary of the date of grant.

(b) The Compensation Committee may, in its sole discretion, authorize issuance of Restricted Stock Units in payment of the EPI Bonus.

(c) Shares of Common Stock or Restricted Stock Units issued under this payroll practice are subject to forfeiture as follows: If an eligible Employee terminates employment prior to the first anniversary of the date on which such shares of Common Stock or Restricted Stock Units were granted to the eligible Employee (the “Grant Date”), all such shares of Common Stock or Restricted Stock Units shall be forfeited. If an eligible Employee terminates employment on or after the first anniversary of the Grant Date, but prior to the second anniversary of the Grant Date, the eligible Employee shall forfeit two-thirds of the shares of Common Stock or Restricted Stock Units awarded as a part of such EPI Bonus. If an eligible Employee terminates employment on or after the second anniversary of the Grant Date, the eligible Employee shall forfeit one-third of the shares of Common Stock or Restricted Stock Units awarded as part of such EPI Bonus. If the eligible Employee terminates employment on or after the third anniversary of the Grant Date there are no restrictions.

(d) Shares of Common Stock or Restricted Stock Units issued hereunder as a part of an EPI Bonus shall not be subject to transfer by the eligible Employee until such time as the Shares have become non-forfeitable in accordance with this Section, at which time such Shares of Common Stock may be freely transferred by the eligible Employee subject to all applicable laws, regulations and Newmont Mining policies.

(e) The Compensation Committee may cause a legend to be placed on the Common Stock certificates issued pursuant to this Program referring to the restrictions provided by this Section and, in addition, may in its sole discretion require one or more of the following methods of enforcing the restrictions: (i) requiring the eligible Employee to keep the stock certificates, duly endorsed, in the custody of Newmont Mining or an Affiliated Entity while the restrictions remain in effect; or (ii) requiring that the stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

(f) Shares of Common Stock or Restricted Stock Units issued under this payroll practice may be issued pursuant to the provisions of any stock plan of Newmont Mining or as otherwise determined in the sole discretion of the Compensation Committee.

(g) Notwithstanding anything contained in this payroll practice to the contrary, this payroll practice shall be administered and operated in accordance with any applicable laws and regulations including but not limited to laws affecting the timing of payment of the EPI Bonus to eligible Employees under this payroll practice. The Compensation Committee or its delegate reserves the right to amend their payroll practice at any time in order for this payroll practice to comply with such laws or regulations.

(h) The Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of an EPI Bonus previously paid to an executive grade level employee pursuant to the terms of this payroll practice if: a) the amount of such EPI Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, and: b) the amount of such EPI Bonus that would have been awarded to the executive had the financial results been reported as in the restatement would have been lower than the EPI Bonus actually awarded.

SECTION IV-GENERAL PROVISIONS

The Compensation Committee may, in its sole discretion, require the eligible employee to agree not to make an election pursuant to section 83(b) of the Code as a condition for the receipt of common stock hereunder.

The “General Provisions” section of the Annual Incentive Compensation Payroll Practice shall otherwise apply to this payroll practice.

SCHEDULE A

Targeted Payout Percentages

Grade	Payout Percentage
E-1	135%
E-2	90%
E-3	75%
E-4	55%
E-5	45%
E-6	35%

SCHEDULE B

Total Shareholder Return Modifier Payout Percentages

Multiple of Newmont total annual return to gold price appreciation	Payout Percentage of Targeted Payout Percentage
3.0 or greater	25%
2.00 – 2.99	15%
1.99 or below	No additional award